Exhibit 10.1

AMENDMENT TO

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Third Amended and Restated Employment Agreement, is made as of [●], 2023 (the “Effective Date”), by and between Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and [______] (the “Executive”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Third Amended and Restated Employment Agreement, effective as of August 4, 2020[, as amended effective January 1, 2023] (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein in order to clarify certain provisions therein.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

AMENDMENT

The parties hereto hereby amend the Agreement as follows, effective as of the Effective Date.

1.
Section 11(a).  Section 11(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Compensation. Conditioned upon the Executive’s compliance with the covenants contained in Section 13 of this Agreement, in the event of a Termination Without Cause or the Executive’s resignation for Good Reason (as defined below) in either case within 12 months following a Change of Control (as defined below), then the Executive shall be entitled to receive: (i) any Base Salary and expenses reimbursable to the Executive by the Company, each through the date of the termination; (ii) a benefit (the “Change of Control Bonus”) equal to [two and 99/100 (2.99) / two and 00/100 (2.0) / one and 00/100 (1.00)] times the sum of (x) 12 months of the Executive’s Base Salary; and (y) the maximum annual bonus under the STIP that the Executive could earn for the year that includes the date of termination, or if no maximum bonus amount has been set, then the greater of (A) the annual bonus paid under the STIP in the preceding year or (B) the maximum bonus that was set under the STIP for the preceding year); (iii) full accelerated vesting of the Executive’s time-based and performance-based outstanding and unvested awards (including outstanding LTIP Awards) granted under the Equity Plan (and to the extent such Change of Control occurs on or prior to March 31st of such calendar year or prior to the grant of one or more awards in respect of performance periods that commenced prior to the date of such Change of Control (“performance-based awards”), then the grant of the equity award(s) under the Equity Plan that would have otherwise been granted to the Executive on or around such March 31st or following the completion of such performance period(s), as applicable, shall be accelerated and granted to the Executive prior to such Change of Control, or cash or Change of Control transaction consideration paid in lieu thereof, with such award being subject to the foregoing full acceleration of vesting set forth in this Section 11(a)(iii)), and with respect to any such performance-based awards, such awards shall fully vest or be granted or paid, as applicable, as though the performance conditions were achieved at target level; and (iv) LTIP Awards shall be immediately redeemed by the Partnership at their then fair market value in accordance with Section 8.05 of the Partnership’s Amended and Restated Agreement of Limited Partnership, dated as of January 26, 1999, as amended (the “Partnership Agreement”) (treating each LTIP Unit as an OP Unit for purposes of determining the redemption proceeds) and with such redemption proceeds paid by the Partnership to the Executive. The maximum annual bonus determined under the STIP or equivalent program for purposes of (ii)(y) above shall not be less than the maximum annual bonus under the 2019 STIP. The foregoing actions in (i) through (iv) shall occur within ten (10) days after the Executive’s Termination Without Cause or resignation for Good Reason and all such payments shall be paid to the Executive in the form of a lump sum within such ten (10) day time period. In addition, the Company shall cause the Executive’s insurance benefits, as in effect immediately prior to the termination, to remain in effect for eighteen (18) months following the date of termination upon the same terms, and at the same cost to the Executive, as in effect immediately prior to termination.

2.
Section 11(d).  Clause (i) of the definition of “Good Reason” contained in Section 11(d) of the Agreement is hereby amended and restated in its entirety as follows:

(i) a change in the Executive’s position, discretion or responsibilities (including reporting responsibilities) which materially diminishes the Executive’s position, discretion or responsibilities as in effect immediately prior to a Change of Control, including, without limitation, any change in the Executive’s status as an officer of a public company following a Change of Control; the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such position, discretion or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with a Termination with Cause as defined in Section 8(c), as a result of the Executive’s death or Disability, or by Voluntary Termination.

3.
This Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of, the Agreement.

4.
Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY

By:
Name:
Title:

EXECUTIVE

[Name]